Exhibit 10.26A

[Letterhead]

January 23, 2014

Thomas C. Geiser

1733 Ocean Avenue, Suite 325

Santa Monica, CA 90401

Dear Tom:

This letter is to confirm your designation by the board of directors (the “Board”) of Surgical Care Affiliates, Inc., a Delaware corporation (“SCA”), as the Chair of SCA’s Compliance Committee and the Chair of SCA’s Acquisition Committee, and your agreement to serve a Chair of each of these committees. The terms of this letter agreement (this “Agreement”) will be effective as of January 1, 2014 (the “Effective Date”) and will augment and supplement the existing director compensation arrangement described in that certain letter agreement dated December 7, 2012.

I.	Compensation for Service as Compliance Committee Chair and Acquisition Committee Chair

Effective January 1, 2014, you will receive an annual aggregate cash retainer of $15,000, representing two individual retainers of $7,500 each for serving as Chair of the Compliance Committee and the Chair of the Acquisition Committee, payable in equal quarterly installments of $3,750 in arrears within 30 days after the end of each quarter of service (if you serve part of a quarter, the payment will be prorated based on the number of weeks in the quarter served and paid within 30 days of the termination of your service).

II.	Attendance at Board and Compliance and Acquisition Committee Meetings

You will be expected to use your reasonable best efforts to attend all Compliance Committee and Acquisition Committee meetings, either in person or by telephonic or other electronic means. Reasonable expenses actually incurred by you in traveling to the Compliance Committee or Acquisition Committee meetings shall be reimbursed by SCA upon presentation of such documentation as SCA may reasonably request.

III.	Reelection to the Board and to Designation as Chair of Compliance Committee and as Chair of Acquisition Committee

Your continued service on the Board will be subject in all respects to the Certificate of Incorporation and Bylaws of SCA and the General Corporation Law of Delaware.

Sincerely,

SURGICAL CARE AFFILATES, INC.

By:	/s/ Andrew Hayek
	Name:	Andrew Hayek
	Title:	CEO and President

ACCEPTED:

/s/ Thomas C. Geiser
Thomas C. Geiser

Date:	1/24/2014